As filed with the Securities and Exchange Commission on September 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BB&T CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	56-0939887
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

200 West Second Street

Winston-Salem, North Carolina 27101

(Address of principal executive offices, including zip code)

BB&T CORPORATION 401(k) SAVINGS PLAN

(Full title of the plan)

Robert J. Johnson, Jr.

Senior Executive Vice President,

General Counsel, Secretary and

Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

3rd Floor

Winston-Salem, North Carolina 27101

(336) 733-2180

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Title of Plan	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $5.00 per share	BB&T Corporation 401(k) Savings Plan	35,000,000	$35.84	$1,254,400,000	$145,762

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the BB&T Corporation 401(k) Savings Plan, as amended and restated.
(2)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock that may be offered or issued by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(3)	Pursuant to Rule 457(c) and (h)(1), based on the average ($35.84) of the high ($36.09) and low ($35.58) prices of the Company’s Common Stock on September 4, 2015, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement is being filed solely for the registration of 35,000,000 additional shares of the common stock, $5.00 par value per share (the “Common Stock”), of BB&T Corporation (the “Company” or “BB&T”) relating to the offer and sale of the Company’s Common Stock and related plan interests under the BB&T Corporation 401(k) Savings Plan, as amended and restated (the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier Registration Statements relating to the Plan (Registration Nos. 333-36538, 333-118153 and 333-147924) are hereby incorporated by reference in this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan	Information; Registration Information and Employee Plan Annual Information.

The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the Plan covered by this Registration Statement as required by Rule 428(b). These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by BB&T Corporation and the Plan with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2014;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on January 28, 2015, April 30, 2015, June 22, 2015, June 25, 2015, June 29, 2015 (two filings), July 8, 2015, August 3, 2015, August 18, 2015 and August 20, 2015;

(e)	The description of the Company’s Common Stock, par value $5.00 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 4, 1991 with respect to such Common Stock, including any amendment or report filed for the purposes of updating such description; and

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

All future filings the Company and the Plan make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities are incorporated by reference in this prospectus (other than information in such future filings deemed, under Commission rules or otherwise, not to have been filed with the Commission). Information filed with the Commission after the date of this prospectus will automatically update and supersede information contained in or previously incorporated by reference in this prospectus

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of BB&T common stock offered hereby has been passed upon for BB&T by Robert J. Johnson, Jr., Senior Executive Vice President, Secretary, General Counsel and Chief Corporate Governance Officer of BB&T. At the time of rendering the legal opinion, Mr. Johnson owned shares of common stock and held restricted stock awards and options to purchase additional shares of common stock.

Item 6.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

BB&T’s bylaws provide for the indemnification to the fullest extent permitted by law of any director or officer of the registrant against liabilities and expenses arising out of his or her status or activities as such, excluding any liability or expenses such person may incur on account of his or her activities which were, at the time taken, known or believed by such person to be clearly in conflict with the best interest of BB&T.

BB&T’s articles of incorporation provide for the elimination of the personal liability of each director of BB&T to the fullest extent permitted by law.

BB&T maintains directors’ and officers’ liability insurance that, in general, insures: (i) BB&T’s directors and officers against loss by reason of any of their wrongful acts and (ii) BB&T against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy. Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description	Location

4.1	Articles of Incorporation of the Registrant, as amended and restated April 30, 2014.	Incorporated herein by reference to Exhibit 3(i) of the Form 8-K filed May 2, 2014.

4.2	Bylaws of the Registrant, as amended and restated December 17, 2013.	Incorporated herein by reference to Exhibit 3(ii) of the Current Report on Form 8-K, filed December 19, 2013.

4.3	BB&T Corporation 401(k) Savings Plan, as restated January 1, 2013 and amended by First and Second Amendments, dated November 17, 2014.	Filed herewith.

5	Opinion of Robert J. Johnson, Jr., Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T.	Filed herewith.

23.1	Consent of Robert J. Johnson, Jr., Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T.	Included in Exhibit 5.

23.2	Consent of Independent Registered Public Accounting Firm	Filed herewith.

24.1	Power of Attorney	Filed herewith.

24.2	Certified Resolution of the Board of Directors of BB&T	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on September 11, 2015.

BB&T CORPORATION

By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 11, 2015.

	*		*
Name:	Kelly S. King	Name:	Daryl N. Bible
Title:	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Title:	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

	*		*
Name:	Cynthia B. Powell	Name:	Jennifer S. Banner
Title:	Executive Vice President and Corporate Controller (Principal Accounting Officer)	Title:	Director

	*		*
Name:	K. David Boyer Jr.	Name:	Anna R. Cabilik
Title:	Director	Title:	Director

	*		*
Name:	Ronald E. Deal	Name:	James A. Faulkner
Title:	Director	Title:	Director

	*		*
Name:	I. Patricia Henry	Name:	John P. Howe III, M.D.
Title:	Director	Title:	Director

	*		*
Name:	Eric C. Kendrick	Name:	Louis B. Lynn
Title:	Director	Title:	Director

	*		*
Name:	Edward C. Milligan	Name:	Charles A. Patton
Title:	Director	Title:	Director

	*		*
Name:	Nido R. Qubein	Name:	William J. Reuter
Title:	Director	Title:	Director

	*		*
Name:	Tollie W. Rich, Jr.	Name:	Christine Sears
Title:	Director	Title:	Director

	*		*
Name:	Thomas E. Skains	Name:	Thomas N. Thompson
Title:	Director	Title:	Director

	*		*
Name:	Edwin H. Welch, Ph.D.	Name:	Stephen T. Williams
Title:	Director	Title:	Director

*By:	/s/ Robert J. Johnson, Jr.
Name:	Robert J. Johnson, Jr.
Title:	Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on September 11, 2015.

BB&T Corporation 401(k) Savings Plan
By:	Branch Banking and Trust Company, Trustee

By:	/s/ Suzanne G. Brooks
Name:	Suzanne G. Brooks
Title:	Vice President